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Exhibit 10.11

AMENDED AND RESTATED MANAGEMENT AGREEMENT

        THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT, made this 28th day of June, 2000, by and among Bruckmann, Rosser, Sherrill & Co., Inc., a Delaware corporation ("BRS"), FS Private Investments, L.L.C., a Delaware limited liability company ("FSI" and, together with BRS, the "Service Providers" and each individually, "Service Provider"), Acapulco Acquisition Corp., a Delaware corporation ("Holdings"), Acapulco Restaurants Inc., a Delaware corporation and wholly-owned subsidiary of Holdings ("Acapulco"), El Torito Restaurants, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings ("El Torito") and El Torito Franchising Company, a Delaware corporation and wholly-owned subsidiary of Holdings ("Franchising" and, together with Holdings, Acapulco and El Torito, the "Company").

W I T N E S S E T H:

        WHEREAS, the Company and the Service Providers entered into a Management Agreement, dated as of July 13, 1998 (the "Original Agreement");

        WHEREAS, the Company and the Service Providers wish to amend and restate the Original Agreement as set forth herein regarding their rights and obligations with respect thereto;

        WHEREAS, the Company desires to retain the Service Providers to provide business and organizational strategy, financial and investment management, and merchant and investment banking services to the Company and its subsidiaries, upon the terms and conditions hereinafter set forth, and the Service Providers are willing to undertake such obligations;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

        1.    Appointment.    The Company hereby engages the Service Providers, and the Service Providers hereby agree under the terms and conditions set forth herein, to provide certain services to the Company as described in Section 3 hereof.

        2.    Term.    The term of the Agreement (the "Term") shall commence on the date hereof and shall continue until the tenth anniversary of this Agreement.

        3.    Duties of the Service Providers.    The Service Providers shall provide the Company and its subsidiaries with business and organizational strategy, financial and investment management, and merchant and investment banking services (collectively, the "Services"). The Services will be provided at such times and places as may reasonably be determined by each Service Providers.

          3.1    Exclusions from "Services".    Notwithstanding anything in the foregoing to the contrary, the following services are specifically excluded from the definition of "Services":

            (i)    Independent Accounting Services.    Accounting Services rendered to the Company or the Service Providers, with prior notice and consultation with the Company's management, by an independent accounting firm or accountant (i.e., an accountant who is not an employee of the Service Providers);

            (ii)    Legal Services.    Legal services rendered to the Company, or the Service Providers with prior notice and consultation with the Company's management, by an independent law firm or attorney (i.e., an attorney who is not an employee of the Service Providers); and

            (iii)    Transaction Services.    Transactional services in connection with any acquisition, divestiture, financing or other transaction in which the Company or its subsidiaries may be, or may consider becoming, involved, it being understood that the Service Providers shall have the right to be first approached and to have a thirty day discussion period concerning all opportunities to perform, for an additional fee, any of such transaction-related services.

        4.    Power of the Service Providers.    So that it may properly perform its duties hereunder, each Service Provider shall, subject to Section 7 hereof, have the authority and power to do all things necessary and proper to carry out the duties set forth in Section 3.

        5.    Compensation.    As consideration payable to each Service Provider or any of its affiliates for providing the Services to the Company, the Company shall make the following payments to the Service Providers.

          (a)   On the date hereof, a onetime fee to BRS in the amount of $1,667,000 and to FSI in the amount of $333,000 (the "Initial Fees").

          (b)   On a semi-annual basis in arrears, a management fee equal to 1% of annual Consolidated EBITDA (as defined below), payable as follows:

      (i)
      within 50 days after the end of the second quarter of each fiscal year of the Company (commencing with the second quarter of the 2001 fiscal year of the Company) but in any event, not earlier than five days after the lenders under that certain Credit Agreement and that certain Subordinated Loan Agreement (as such terms are defined below) have received evidence that the Borrowers (as such term is defined in the Credit Agreement) are in compliance with the terms and conditions of the Credit Agreement, 1% of Consolidated EBITDA for such fiscal quarters as reflected in the audited consolidated financial statements of the Company (the "Six-Month Management Fees"); and

      (ii)
      within 95 days after the end of each fiscal year of the Company (commencing with the current fiscal year of the Company) but in any event, not earlier than five days after the lenders under the Credit Agreement and the Subordinated Loan Agreement have received evidence that the Borrowers are in compliance with the terms and conditions of the Credit Agreement, an amount equal to (i) 1% of the of Consolidated EBITDA for such fiscal year as reflected in the audited consolidated financial statements of the Company for such fiscal year (ii) less the Six-Month Management Fees paid to the Services Providers, if any (the "Management Fees"); provided, that in no event shall the Service Providers be required to return any portion of the Six-Month Management Fees. The first payment of Management Fees pursuant to this Section 5(b) shall be equal to a prorated portion of the Management Fees for the period beginning on the date hereof and ending on the last day of the Company's current fiscal year. The Initial Fees and the Management Fees are hereinafter collectively referred to as the "Fees".

      (iii)
      The Management Fees shall be allocated 66 2/3 to BRS and 33 1/3 to FSI.

      (iv)
      For purposes of this Section 5(b), the term "Consolidated EBITDA" for any period shall have the meaning ascribed to such term in the Revolving Credit and Term Loan Agreement, of even date herewith, by and among the Company, the other borrowers thereunder, Fleet National Bank, a national banking association and the other lending institutions listed on Schedule 1 thereto, and Fleet National Bank as agent and administrative agent for itself and such other lending institutions (the "Credit Agreement"); provided, however, that in calculating the Management Fees, Synergistic Add Backs (as such term is defined in the Credit Agreement) attributable to any such period shall be disregarded.

          (c)   BRS may elect, by written notice to the Company, to defer cash payment of all or any portion of the Management Fees due to both Service Providers; any Management Fees so deferred shall be accrued and shall be paid in cash upon the written request of BRS.

          (d)   All Fees are to be paid simultaneously to BRS and FSI. If less than the full amount of the Fees due to the Service Providers are paid, the Fees shall be paid on a pro rata basis to each Service Provider.

          (e)   Actual and direct out-of pocket expenses (including fees and disbursements of attorneys, accountants and other professionals and consultants retained by the Service Providers in connection with the Services provided hereunder) incurred by the Service Providers and their personnel in performing Services, which shall be reimbursed to the Service Providers by the Company upon the Service Providers' rendering of a statement therefor together with such supporting data as the Company reasonably shall require.

          (f)    Notwithstanding any other provision of this Section 5, the Company shall not be required to pay any of the Management Fees or the Six-Month Management Fees, if and to the extent such payment is expressly prohibited by the provisions of the Credit Agreement, or the Subordinated Loan Agreement (the "Subordinated Loan Agreement"), dated the date hereof among the Company, the other borrowers named therein, Blackstone Mezzanine Partners, L.P., as Agent, and the other lenders parties thereto, as each may be amended, modified or supplemented, from time to time, or any other credit, financing or other agreements or instruments binding upon the Company or their properties; provided, however, that if, as a result of the operation of any such prohibitions, payments otherwise owed hereunder are not made, such payments shall not be cancelled but rather shall accrue, and shall be payable by the Company promptly when, and to the extent that, the Company is no longer prohibited from making such payments, together with accrued interest calculated at the Base Rate of interest then charged under the Credit Agreement from the date such payment was due through the date of payment. Other than the Credit Agreement and the Subordinated Loan Agreement, the Company will not enter into any such agreements or instruments without the prior written approval of the Service Providers. This Section 5(f) will not prohibit nor restrict, in any manner, the Company's obligation to make the payment specified in Section 5(a) , to make reimbursements pursuant to Section 5(e), to provide indemnification pursuant to Section 6, 9 and 16, or to make any other payments contemplated by this Agreement.

        6.    Indemnification.    In the event that either Service Provider or any of its affiliates, principals, partners, directors, stockholders, employees, agents and representatives (collectively, the "Indemnified Parties") becomes involved in any capacity in any action, proceeding or investigation in connection with any matter referred to in or contemplated by this Agreement, or in connection with its Services, the Company will indemnify and hold harmless the Indemnified Parties from and against any actual or threatened claims, lawsuits, actions or liabilities (including out-of-pocket expenses and the fees and expenses of counsel and other litigation costs and the cost of any preparation or investigation) of any kind or nature, arising as a result of or in connection with this Agreement and its Services, activities and decisions hereunder, and will periodically reimburse each such Service Provider for its expenses as described above, except that the Company will not be obligated to so indemnify any Indemnified Party if, and to the extent that, such claims, lawsuits, actions or liabilities against such Indemnified Party directly result from the gross negligence or willful misconduct of such Indemnified Party as admitted in any settlement by such Indemnified Party or held in any final, non-appealable judicial or administrative decision. In connection with such indemnification, the Company will promptly remit or pay to such Service Provider any amounts which such Service Provider certifies to the Company in writing are payable to such Service Provider or other Indemnified Parties hereunder. The reimbursement and indemnity obligations of the Company under this Section 6 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Indemnified Party, as the case may be, of the Service Providers and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, each

Service Provider, and any such Indemnified Party. The foregoing provisions shall survive the termination of this Agreement.

        7.    Independent Contractors.    Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship. Each Service Provider shall be an independent contractor pursuant to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

        8.    Notices.    Any notice or other communications required or permitted to be given hereunder shall be in writing and delivered by hand or mailed by registered or certified mail, return receipt requested, or by telecopier to the party to whom it is to be given at its address set forth herein, or to such other address as the party shall have specified by notice similarly given.

    (a)
    If to the Company, to it at:

      Acapulco Acquisition Corp.
      c/o Acapulco Restaurants, Inc.
      4001 Via Oro Ave.
      Long Beach, California 90810

      Attention: Maris Laipenieks

    (b)
    If to BRS, to it at:

      156 East 56th Street
      29th Floor
      New York, NY 10022

      Attention: Harold O. Rosser

    (c)
    If to FSI, to it at:

      55 East 52th Street
      New York, New York 10055

      Attention: Brian P. Friedman

        9.    Liability.    Each Service Provider is not and never shall be liable to any creditor of the Company and the Company agrees to indemnify and hold each Indemnified Party harmless from and against any and all such claims of alleged creditors of the Company and against all costs, charges and expenses (including reasonable attorneys fees and expenses) incurred or sustained by any Indemnified Party in connection with any action, suit or proceeding to which it may be made a party by any alleged creditor of the Company. Notwithstanding anything contained in this Agreement to the contrary, the Company agrees and acknowledges that each Service Provider and its partners, principals, shareholders, directors, officers, employees and affiliates intend to engage and participate in acquisitions and business transactions outside of the scope of the relationship created by this Agreement and they shall not be under any obligation whatsoever to make such acquisitions, business transactions or other opportunities through the Company or offer such acquisitions, business transactions or other opportunities to the Company.

        10.    Amendment.    Any amendment to this Agreement requires the approval of each BRS and FSI.

        11.    Assignment.    This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns. However, neither this Agreement nor any of the rights of the parties hereunder may be transferred or assigned by either party hereto, except that (i) if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another corporation which assumes the Company's obligations under this Agreement, the Company may assign its rights hereunder to that corporation, (ii) BRS may assign its rights and obligations hereunder to any other person or entity controlled, directly or indirectly, by Bruce C. Bruckmann, Harold O. Rosser, Stephen C. Sherrill and/or Stephen F. Edwards and (iii) FSI may assign its rights and obligations hereunder to any other person or entity controlled, directly or indirectly by Brian P. Friedman and/or Jim Z. Luikart. Any attempted transfer or assignment in violation of this Section 11 shall be void.

        12.    Entire Agreement.    This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and undertakings, oral and written, among the parties hereto with respect to the subject matter hereof. All of the rights and obligations of the Company hereunder shall be the joint and several rights and obligations and liabilities of the Company.

        13.    Section Headings.    The section headings contained herein are included for convenience or references only and shall not constitute a part of this Agreement for any other purpose.

        14.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

        15.    Applicable Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State, regardless of the law that might be applied under principles of conflicts of law.

        16.    Severability.    Any section, clause, sentence, provision, subparagraph or paragraph of this Agreement held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but the effect thereof shall be subparagraph or paragraph so held to be invalid, illegal or ineffective.

        17.    Taxes.    The amount of any payment paid by the Company under this Agreement shall be increased by the amount, if any, of any taxes (other than income taxes) or other governmental charges levied in respect of such payments, so that each Service Provider is made whole for such taxes or charges.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

BRUCKMANN, ROSSER, SHERRILL & CO., INC.
By:	/s/ Stephen C. Sherrill Name: Stephen C. Sherrill Title:
FS PRIVATE INVESTMENTS, L.L.C.
By:	/s/ Brian P. Friedman Name: Brian P. Friedman Title:
ACAPULCO ACQUISITION CORP.
By:	/s/ George P. Harbison Name: George P. Harbison Title:
ACAPULCO RESTAURANTS, INC.
By:	/s/ Ira James Name: Ira James Title:
EL TORITO RESTAURANTS, INC.
By:	/s/ George P. Harbison Name: George P. Harbison Title:
EL TORITO FRANCHISING COMPANY
By:	/s/ George P. Harbison Name: George P. Harbison Title:

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Exhibit 10.11 Amended and Restated Management Agreement, dated as of June 28, 2000